EXHBIT 99.1

INTREOrg Systems Inc. – Offer Letter to James Cahill

November 16, 2018

[Via Facsimile/Email/Fedex]

Mr. James J. Cahill

57 Lawrence Hill Road

Huntington, NY 11743

Re:	Chief Executive Officer Job Offer

Dear Jim,

It is my pleasure to extend the following offer of employment to you on behalf of INTREOrg Systems, Inc.

Title: Chief Executive Officer, President and Director

Reporting Relationship: Board of Directors

Job Description and Goals or Objectives are attached.

Base Salary: You will be paid in monthly installments of $10,000, which is equivalent to $120,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law or the policies of the company. Upon the company successfully completing its initial capital raise as contemplated in its financial model, the base salary shall increase to monthly installment of $20,833.33 which is equivalent to $250,000 on an annual basis.

Stock Options: Upon signing this Employment Agreement, you shall be granted 500,000 stock options at $.50/share with a three-year maturity with 250,000 options being awarded upon execution of this Agreement and 250,000 vesting six months from the date of employment. In addition, you are eligible to earn a second 500,000 stock option at $.50/share with a three-year maturity upon the company reporting a profitable quarter in its 10-Q or 10-K EDGAR filling.

Non-Compete Agreement: Our standard non-compete agreement must be agreed to and signed prior to your start date.

Benefits: The current, standard company health, life, disability and dental insurance coverage are generally supplied per company policy. Eligibility for other benefits, including the 401(k) and tuition reimbursement, will generally take place per company policy. Employee contribution to payment for benefit plans is determined annually.

Expenses: Spell out any moving or other transition expenses the company will pay.

Vacation and Personal Emergency Time Off: Vacation is accrued at four weeks per year. Personal emergency days are generally accrued per company policy.

Phone/Travel Allowance: Normal and reasonable expenses will be reimbursed on a monthly basis per company policy and upon completion of the appropriate expense request form.

Start Date: November 19, 2018

Your employment with INTREOrg Systems, Inc. is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.